Exhibit 99.1

November 1, 2011

To the Board of Directors of

Lightwave Logic

Gentlemen:

I hereby resign as Lightwave Logic, Inc.’s Chief Technology Officer effective immediately.

Further, having been invited to serve as Scientific Advisor to Lightwave Logic, Inc., which I understand is a non-executive officer position, I hereby accept the appointment to such position effective immediately.

Sincerely,

/s/David Eaton

Dr. David Eaton